EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Wyndham Hotels & Resorts, Inc. on Form S-8 (No. 333-232421) of our report dated June 28, 2019, on our audit of the financial statements of Wyndham Hotel Group Employee Savings Plan as of December 31, 2018 and for the initial period from June 1, 2018 (inception) through December 31, 2018, and the supplemental schedule as of December 31, 2018, which report is included in this Annual Report on Form 11-K to be filed on or about June 28, 2019.

/s/ EISNERAMPER LLP

EISNERAMPER LLP
Iselin, New Jersey
June 28, 2019